Exhibit 10.10

English Translation

[Letterhead of Privera AG]

Lease Agreement for Commercial Premises

between

Assetimmo Immobilien Anlagestiftung	hereinafter the Landlord
Badenerstrasse 329
CH-8003 Zürich represented by
PRIVERA AG	hereinafter the Representative
Mühlematt Shopping
4104 Oberwil and
Auris Medical AG	hereinafter the Tenant
Aeschenvorstadt 37
4051 Basel

Concerning the lease of premises in the property

Falknerstrasse 2/4, CH-4001 Basel

Commercial Lease Agreement

Table of Contents

1.	Terms used	3

2.	Lease object	3

3.	Purpose of usage	4

4.	Start of lease, term of lease, option right, extension and termination	4

4.1	Start of lease	4

4.2	Term of lease / termination	4

4.3	Option right	4

5.	Rent and ancillary obligations	5

5.1	Base rent on conclusion of the agreement	5

5.2	Rent adjustments after start of the lease	5

5.3	Rent payments	6

5.4	Ancillary expenses	6

5.5	Interest	7

5.6	Value added tax	7

5.7	Taxes, fees, public charges	8

6.	Fit out and usage of the lease object	8

6.1	Condition and use of the lease object	8

6.2	Handover of keys	10

6.3	Insurance / surveillance	10

6.4	Company signs, advertising, lettering and marketing activities	11

6.5	Parking spaces	11

6.6	Right to inspect	11

6.7	Sublease	12

6.8	Maintenance by the Tenant	12

7.	Return of the lease object	13

7.1	Return upon termination of the lease agreement	13

7.2	Re-instatement of the previous state / duty to dismantle	13

8.	Final provisions	13

8.2	Integrated elements of this agreement	14

8.3	Contract amendments	14

8.4	Duty of disclosure	14

8.5	Severability	14

8.6	Subsidiary law and place of jurisdiction	14

8.7	Copies of the agreement	15

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1.	Terms used

Irrespective of the legal form or gender of a party, or the number of people or legal entities constituting a party, for ease of reference the generic terms “Landlord”, “Representative” and “Tenant” are used in this agreement.

2.	Lease object

2.1	Location and surface area

The Landlord leases to the Tenant the below identified areas of the property referred to on the first page above, the location and area of which are outlined in red on the attached floor plan. The condition and composition of the lease object is described in the description of fit out also attached hereto. The stated surface areas are guidelines and may deviate from the actual surface areas. Any such deviations shall have no impact on the applicable rent or the formula for calculation of ancillary expenses.

Base rent on conclusion of the agreement				Annual	Monthly
Ref. N0.	Level Object	surface m2 ca	CHF/ m2	Total CHF	Total CHF
Net rent 21003.01.430010	3rd floor office	300.2	275.00	82’555.00	6’880.00

	Total			82’555.00	6’880.00

Ancillary expense advance 2100.01.430010	3rd floor office	300.2	30.00	9’006.00	751.00

	Total			9’006.00	751.00

Gross rent	Total			91’561.00	7’631.00

Payable monthly in advance on the first day of the month					7’631.00

The amounts are in part rounded up or down for IT reasons.

2.2	Facades, Roof Areas, Common Areas

The right to dispose over walls, facades, roof areas and all common areas bordering on the rental areas remains exclusively with the Landlord.

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2.3	Surface area calculation

The calculation of surface areas is made from axis to axis, from the middle of separating walls and subdivisions, or the inner side of common areas. The surface so calculated as stated in this agreement is deemed to have been accepted with binding effect for both parties.

3.	Purpose of usage

3.1	Type of use

The Tenant is entitled and obliged to use and operate the lease object during the whole contractual period as follows: office premises.

3.2	Usage by third parties

(see also Section 6.7)

The Tenant may sublease the lease object in whole or in part (art. 262 of the Code of Obligations) or assign the lease together with all rights and obligations to a third party (art. 263 of the Code of Obligations) only with the Landlord’s prior written consent.

4.	Start of lease, term of lease, option right, extension and termination

4.1	Start of lease

The lease commences on 01.04.2013.

The Tenant rents the lease object in accordance with the description of fit out and the floor plans. Any defects in the lease object will be recorded in a protocol at the time of handover of the lease object, and the protocol will be signed by both parties. If further defects appear in addition to those recorded in the protocol, the Tenant must give notice of these in writing within 30 days of the handover. In the absence of notice, the Tenant is assumed to have taken over the lease object in a condition suitable for the intended use.

4.2	Term of lease / termination

The lease is concluded for a fixed term (art. 255 para 2 of the Code of Obligations) and expires without notice on 31.03.2018 – subject to the option right pursuant to Section 4.3 below. The Tenant is granted a one-off unilateral right of termination per 31.03.2016 on giving 12 months’ prior notice.

4.3	Option right

The Tenant is granted an option right to extend the minimum term of the lease agreement for a further 1 x 5 years. If it wishes to make use of this right, the Tenant must give notice to the Landlord in writing by registered letter at the latest 12 months prior to the first possible termination date, i.e. by 31.03.2017.

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To the extent that the Tenant exercises its option right, the Landlord is entitled but not obliged to adjust the rent for the new contract period in accordance with the then relevant market conditions. If the parties cannot agree on the then applicable rent at the latest by 12 months prior to the first possible termination date, the declaration of exercise of the option will not result in the extension of the lease agreement and the agreement will terminate on 31.03.2018.

If the Tenant does not exercise the option right or does not do so on time, the lease terminates on 31.03.2018.

Any sub-lease or assignment of lease (art. 262 and art. 263 of the Code of Obligations) will have the effect that all option rights still existing and not exercised at the relevant point of time become ineffective.

5.	Rent and ancillary obligations

5.1	Base rent on conclusion of the agreement

The annual base rent on conclusion of this agreement amounts to CHF 82’555.00.

5.2	Rent adjustments after start of the lease

5.2.1	General

The valid base rent at the start of the lease (see Section 5.1) will be adjusted annually in line with the National Index of Consumer Prices of the Swiss Federal Statistical Office.

Index clause: 100.0% of the applicable minimum rent at the start of the lease will be adjusted annually in line with the National Index of Consumer Prices in accordance with the following formula.

base rent x new index	=	new rent
base index

The base index is given by the index position of 99.1 points as per 11/2012: (basis December 2010 = 100 points).

The first adjustment of the base rent may occur on 01.04.2014. The following rent adjustments may occur once per calendar year on the first day of any month.

5.2.2	Value-enhancing investments

Value-enhancing investments and additional expenditure by the Landlord and costs for substantial renovations entitle the Landlord to increase the rent, also during the fixed contract term, by applying an appropriate rate for interest, amortization and maintenance

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Commercial Lease Agreement

pursuant to the applicable legal provisions for lease contracts. Such adjustments will be notified to the Tenant in the form required by law by giving 3 months’ notice in advance of the first day of any month.

5.3	Rent payments

The rent must be paid in monthly installments in advance, at the latest on the first day of each month, for the first time pro rata temporis on the first day of the lease.

5.4	Ancillary expenses

5.4.1	General

Ancillary expenses are not included in the base rent and must be paid in addition by the Tenant. An advance on ancillary expenses of CHF 751.00 is due on the first of each month, for the first time pro rata temporis on the first day of the lease.

Ancillary expenses include:

Heating and hot water expenses

•	Fuels

•	Electricity for the operation of burners and pumps

•	Cleaning of the heating system, including the oil tank

•	Periodical maintenance of the heating system, including the oil tank

•	Recordal of usage and the invoicing service for the counter, including servicing

•	Servicing of the heating system (salary of employee)

•	Invoicing costs (plus VAT)

Operating expenses

•	Water and waste water

•	Electricity

•	Caretaker

•	Cleaning (incl. windows, facade and snow clearance)

•	Antennae and copyright payments

•	Invoicing costs (plus VAT)

•	All costs related to the use of the lease object, the common and public surfaces and infrastructure for use, cleaning and maintenance of:

•	Ventilation and air-conditioning systems

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•	Fire alarm systems and fire-fighting equipment

•	Burglary and alarm systems

•	Escalators, elevators and lifting ramps

•	Canalization and pump shafts

Shared advertising costs, contributions to the common parts etc. are not included in the ancillary expenses.

5.4.2	Invoicing

The Landlord will issue an annual invoice for the effective ancillary expenses, the balance of which must be paid within 30 days of presentation. Based on the annual invoice, the Landlord is entitled to reset the amount of the payments on account, also during the minimum contract period.

The invoice, respectively the share of ancillary expenses attributable to the Tenant, is calculated in accordance with a formula to be determined by an expert.

The Tenant is entitled to inspect the overall ancillary expense accounts with the receipts during a period of 30 days after presentation of the invoice. The ancillary expense accounts will be deemed accepted if the Tenant does not object in writing during this inspection period.

5.5	Interest

The above agreed payment dates are due dates on which the Tenant enters into default without further notice if rent payments remain outstanding. In this case, interest of 5% is due. In addition, the Tenant must reimburse the Landlord for default notice and collection expenses.

5.6	Value added tax

At the present date the leased area is not opted in [voluntarily subject to VAT]. Accordingly the rent is stated net of value added tax. The Landlord reserves the right to opt in the leased area at a future point in time. If the Landlord is considering an opt in, the Tenant undertakes to provide the Landlord promptly and free of charge with all documents relevant for the opt in. The Tenant will be notified accordingly at the relevant time.

If the leased area is opted in, the above rent and ancillary expenses as well as the shared costs will be deemed exclusive of any value added tax.

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5.7	Taxes, fees, public charges

Taxes, fees, public charges, costs for electricity, gas and telephone and all other costs that arise exclusively from the operation of the Tenant’s business are to be paid separately by the Tenant. Additional connection fees for water, electricity, waste disposal etc. that are incurred as a result of Tenant fit out of the lease object are to be paid by the Tenant.

6.	Fit out and usage of the lease object

6.1	Condition and use of the lease object

6.1.1	Condition of the lease object

The lease object will be leased to the Tenant in accordance with the fit out description. This state was reflected accordingly in the calculation of the base rent. The fit out description, which is a fully integrated part of this lease agreement, states the binding cost allocation between the Landlord and the Tenant regarding the fit out, maintenance and renovation of the lease object. The obligations of the Landlord pursuant to the fit out description have been fulfilled in full. A fit out of the leased premises beyond the scope of the fit out description is considered as a Tenant fit out. Any fit out made by a previous Tenant that do not qualify as basic work and which is taken over by the Tenant is deemed done by him (= Tenant fit out). All costs for Tenant fit outs, their maintenance and removal are in all cases to be borne exclusively by the Tenant.

6.1.2	Modification of the lease object by the owner

•	Replacement of flooring in the entire leased premises

(cost ceiling CHF 30’000.00.)

•	Painting of the entire leased area

(cost ceiling CHF 10’000.00)

•	Installation of tea kitchen with small fridge and dishwasher

(cost ceiling CH 6’000.00)

•	Installation of a shower

(cost ceiling CHF 3’000.00)

The above mentioned fit out will be executed by the owner. If the Tenant’s wishes regarding the fit out exceed the above-mentioned cost ceilings, these costs will be borne by the Tenant. (Acceptance of costs by the owner of CHF 49’000.00 including VAT)

6.1.3	Duty of care and tolerance

The Tenant undertakes to use the lease object with due care within the meaning of art. 257f of the Code of Obligations and in particular to maintain the lease object in a good and clean condition. The Tenant will be liable to pay compensation for damage that is not the result of proper use or force majeure. The Tenant is obliged to notify the Landlord

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immediately of defects in the lease object for which the Tenant does not have to repair itself. In the absence of notice, the Tenant is liable for the resulting damage. The Tenant is obliged to comply with the rules issued by the Landlord regarding, amongst others, deliveries, use of the goods elevators, waste disposal etc. The Tenant is obliged to tolerate the passage of pipes, tubes and cables in the ceiling space and in the flooring without compensation.

6.1.4	Use

Use and purpose of usage of the lease object shall be based exclusively on the terms of this agreement and cannot be changed without the Landlord’s prior written consent. The rights and requirements of the other tenants must be respected in a reasonable way.

6.1.5	Emergency exits and shelters

Emergency exits are to be kept free from obstructions. Shelters used for purposes other than civilian protection (storage, archive rooms etc.) must be available for use as civilian protection shelters at all times within 24 hours. No modifications may be made to the existing installations in such shelters.

6.1.6	Modification of the lease object

If the Tenant itself wishes to renovate or modify the lease object or its own installations inside the lease object at its own cost, it must obtain the prior written consent of the Landlord (art. 260a para 1 of the Code of Obligations). The Landlord may give approval subject to provision of security. The amount of the security is dependent on the overall cost estimate for the renovation works.

Subject to other individual written agreements, the Landlord gives any consent only under the express condition that the Tenant reinstates the lease object to its previous condition at the Tenant’s own cost on termination of the lease agreement (art. 260a para 2 of the Code of Obligations). If the Landlord waives the right to require the reinstatement of the previous condition, the Tenant is obliged to leave the renovations unchanged in the lease object and the Tenant waives any claim for compensation therefore, where the renovations or modifications made by the Tenant have resulted in a value enhancement.

If the renovation or modification work involves electric installations, the Tenant is obliged to provide the Landlord after completion of the renovation work and without being requested to do so with an appropriate safety certificate of a certified electrician. The resulting costs will be borne by the Tenant. For each construction project, a principal’s liability insurance is mandatory. Where approved interventions take place in the general parts of the building, in particular in the structure, installations and building shell, The Landlord has the right, to set requirements with regard to the planners and/or companies/products/systems to be used. The building structure must not be negatively affected.

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The Tenant takes all required measures to ensure that no construction worker liens are registered in connection with the Tenant’s renovation and modification work and undertakes to use appropriate means (provision of security) to ensure the immediate deletion of such registrations. This applies already at the stage of the provisional-preventative registration. A breach of this obligation gives the Landlord, after unsuccessful warning with setting of a deadline to comply, a right of extraordinary termination of the lease agreement and to claim for compensation.

The Tenant bears all costs resulting from its modifications of the lease object. These costs include in particular the defense or assumption of claims by third parties such as compensation claims and claims for rent reduction of neighboring tenants as a result of construction noise, any compensation of costs for the removal of half-finished Tenant work of no value etc.

6.1.7	Building and business permits

The Tenant is responsible for obtaining all special permits that are necessary for the Tenant’s business, and the costs therefore are to be borne by the Tenant.

6.2	Handover of keys

Security cylinders were installed on all exterior doors. Upon handover of the lease object, the Tenant receives 1 key per lock and 5 keys per security lock. The costs for additional keys have to be borne by the Tenant. Upon return of the lease object, the Tenant shall return all keys. In case of any key loss, the Tenant is responsible for all costs resulting from amendments to the master key plan of the property.

6.3	Insurance / surveillance

6.3.1	Responsibility

The Landlord obtains the usual liability and property insurance for the property at its own cost.

The Tenant is responsible for obtaining the insurance necessary for the operation of the Tenant’s business such as insurance for theft, liability insurance, interruption of business insurance, employee and furnishings insurance and insurance for goods storage etc. and the costs resulting from this insurance are borne by the Tenant. The conclusion of a liability insurance policy is mandatory for the Tenant. In addition, all other investments and installations carried out and paid for by the Tenant are to be insured by the Tenant. Premium adjustments for progressive building insurance resulting from the Tenant fit out of the lease object are to be borne proportionately by the Tenant.

The Landlord assumes no responsibility for shop windows, lettering on shop windows, display cabinets, panes of glass, decoration of glass walls, company signs, neon writing etc. The Tenant is responsible for insuring against such damage. The Tenant alone is responsible for the safety (burglary, theft) and the surveillance of the leased rooms.

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6.3.2	Delimitation of building and furnishing

The then valid provisions of the cantonal Building Insurance Institute shall apply to determine the delimitation between building and furnishings. In case of uncertainty, the cantonal Building Insurance Institute’s assessment protocol shall prevail.

6.4	Company signs, advertising, lettering and marketing activities

6.4.1	Signage and lettering

Company and advertising signs, posters, display cabinets etc. may only be put up with the written consent of the Landlord and only at the points of the building intended therefor. The costs are borne by the Tenant. The Landlord decides on color, size, material, arrangement and order of the signs, whereby the wishes of the Tenant will be taken into consideration. The Tenant shall preferably use the original logo of its company. In case of renovation or change to the facades or other walls, the Tenant must remove and reinstall the signs and logos at its own cost.

Applications for the any required governmental permits are to be presented to the Landlord for signing in a form fit for approval. All costs and fees relating thereto are to be borne by the Tenant. In addition, the Tenant must pay the connection costs and for any electricity usage.

The Tenant is obliged to participate in the cost of information boards and advertising towers that may be in the interests of general customer orientation and to bear the relevant share of the costs.

The Tenant is obligated to refer to the property as a whole in its own advertising and to use the official sign of the property.

6.5	Parking spaces

If a parking garage is available to customers of the commercial property against payment, the costs for its service, surveillance, cleaning and maintenance are borne by the Landlord; the income belongs to the Landlord.

6.6	Right to inspect

The Landlord is entitled to enter the leased premises during business hours, on giving 24 hours advance notice, in order to preserve its ownership rights and for the necessary viewings for a re-rental.

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6.7	Sublease

6.7.1	Permission

A sublease of all or part of the lease object requires the written consent of the Landlord. The Landlord may only withhold consent based on important reasons in accordance with the provisions of art. 262 of the Code of Obligations. Grounds of refusal include among others a change in the range of products or in the duty to pay VAT.

The Tenant undertakes that any sublease agreement will be concluded in writing and to require the sub-tenant to comply with all of the obligations in this lease agreement, in particular also concerning calculation and notification of turnover. One copy of the sublease agreement must be made available to the Landlord.

6.7.2	Liability

Also in case of a sublease, the Tenant will be fully liable for complying with all of its obligations under this agreement, in particular with regard to the use of the lease object pursuant to Section 3 and the payment in full of rent, ancillary expenses and contributions to the tenant association for advertising fees.

6.8	Maintenance by the Tenant

The Tenant is required to maintain the leased premises, the installations and facilities contained therein and the common areas and installations used by the Tenant in an orderly and clean condition.

Maintenance, servicing, repairs, renovation and replacement of the Tenant’s technical installations and facilities is the Tenant’s responsibility.

For all installations, machines and apparatus made available by the Landlord that are for the sole use of the Tenant, the Tenant must ensure at its own cost the regular maintenance in accordance with the recommendations of the manufacturer.

Any maintenance, renovation or repair work on the leased objects and facilities made available to the Tenant by the Landlord that is not attributable to ordinary wear and tear (i.e. in line with their use in accordance with the contract) will be at the Tenant’s cost.

6.8.1	Instruction of work

Maintenance and repair work on the lease object, and in particular on the corresponding facilities and installations (also those outside the lease object), that is instructed by the Tenant must be conducted by certified experts.

The Landlord, or the representative mandated by the Landlord, is to be informed of the type, extent and duration of the work prior to the work being carried out.

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6.8.2	Minor repairs

The costs of all minor repairs within the lease object, where the cost does not exceed 1 % of the annual net rent or maximum CHF 2’000.00 in each individual case, are to be borne by the Tenant.

7.	Return of the lease object

7.1	Return upon termination of the lease agreement

The lease object must be returned in a clean and good state on the day of termination of the lease (art. 267 of the Code of Obligations). The Landlord draws up a protocol that states the condition of the lease object. The protocol must be signed by both parties and constitutes a notice of defects within the meaning of art. 267a para 1 of the Code of Obligations for the objections recorded therein. The Landlord is entitled to have removed at the Tenant’s cost those defects stated in the protocol for which the Tenant is responsible. In case of subsequent discovery of defects that were not identifiable during the final inspection of the lease object, the Tenant is also responsible for these to the extent they have been notified by the Landlord immediately.

7.2	Re-instatement of the previous state / duty to dismantle

To the extent the Landlord has agreed pursuant to Section 6.1.6 to interior fit outs, renovations and modifications or the Tenant has taken over fit outs of the previous tenant and nothing to the contrary has been agreed in writing in the specific case, the Tenant must re-instate, at the end of the lease, in a professional manner and at the Tenant’s own cost, the original condition of the lease object pursuant to the fit out description. The same applies if such work has been conducted without the Landlord’s written consent.

8.	Final provisions

8.1	Contractual security

8.1.1	Amount

To secure all claims arising from the lease agreement, the Tenant furnishes a cash security in the form of a rent deposit pursuant to art. 257e of the Code of Obligations or an irrevocable bank guarantee from a large or cantonal Swiss bank made out in favour of the Landlord, not the Representative, for an amount of CHF 38’000.00. The bank guarantee is indefinite or for the duration of the lease plus 12 months and is to be renewed accordingly upon exercise of the option right.

8.1.2	Time of delivery

The contractual security must be in the Landlord’s possession at the latest on commencement of the lease, i.e. the bank guarantee must be handed over to the Landlord or the deposit must be paid into the deposit account. If this is not done on time, the Landlord

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may refuse the handover of the lease object to the Tenant until the bank guarantee or deposit has been provided. This right is also available to the Landlord if a handover of the lease object is agreed prior to the commencement of the lease and the security to be provided is not in the Landlord’s possession at this point in time. As the delayed handover of the lease object is caused by the Tenant, the rent (net rent, ancillary expenses and any other agreed costs) is nevertheless due from the date of start of the lease; also the Tenant has no resultant claim for any compensation whatsoever.

8.2	Integrated elements of this agreement

The following attached documents constitute integral parts of this agreement:

Annex 1: floor plan

Annex 2: fit out description

8.3	Contract amendments

Amendments and supplements to this agreement and its integrated parts require the written form. This also applies to the waiver of the requirement of written form.

8.4	Duty of disclosure

The Tenant is obliged to inform the Landlord without delay with respect to all changes of a legal and business nature that have a substantial impact on the company’s structure. All documents required by the Landlord are to be made available to the Landlord free of charge.

8.5	Severability

The invalidity or unenforceability of individual provisions of this agreement does not affect the legal validity of the agreement as a whole. The ineffective provision shall be replaced by a provision that comes closest legally and commercially to the original, unenforceable provision.

8.6	Subsidiary law and place of jurisdiction

Swiss law is exclusively applicable. If this agreement does not contain any provisions, or does not contain any provisions to the contrary, the provisions of art. 253 et seq. of the Code of Obligations on lease shall apply.

For any disputes arising out of this lease agreement, the parties submit to the competent authorities at the place where the object is located.

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8.7	Copies of the agreement

This lease agreement is executed in duplicate and the parties each receive one executed copy.

Oberwil, 15 January 2013

For the Landlord: the Representative	The Tenant
PRIVERA AG	Auris Medical AG

[Signature]	[Signature]
Thomas Meyer, Managing Director

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